Exhibit 5.1

[Form of Legal Opinion]

Sullivan & Worcester LLP
1290 Avenue of the Americas, 29th Floor
New York, NY 10104

December ___, 2006

Accelerize New Media, Inc.
6477 Highway 93 South, Suite 303
Whitefish, Montana 59937

Ladies and Gentlemen:

In connection with the registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Accelerize New Media, Inc., a Delaware corporation (the "Company"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission"), as Exhibit 5.1 to the Registration Statement in connection with the offering and sale from time to time by certain shareholders of an aggregate of 19,826,519 shares of common stock, par value $0.001 per share of the Company (the "Shares").  The Shares include an aggregate 5,400,000 shares of common stock underlying 10% Series A Convertible Preferred Stock (the “Preferred Stock”), up to 936,492 shares of common stock to be received as dividends on Preferred Stock (the “Dividend Shares”) and 1,350,000 shares of common stock issuable upon exercise of warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon originals or copies of the Company's Certificate of Incorporation, as amended, including, without limitation, by Certificates of Designation, and Bylaws, corporate proceedings of the Board of Directors of the Company with respect to the authorization and issuance of the Shares and such other records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such matters of law, as we have deemed necessary as a basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

The opinion rendered herein is limited to the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Accelerize New Media, Inc.
December __, 2006

Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein concerning any state securities or blue sky laws.

We have necessarily assumed in connection with the opinion expressed below that the terms and conditions of the agreements under which the Shares were or, in the case of shares issuable upon conversion of Preferred Stock, issuance of Dividend Shares, or exercise of Warrants, will be issued, and any related agreements and instruments, will be, and that any related proceedings of the Company conducted after the date hereof will be conducted, (i) in accordance with all applicable laws and the Company's Certificate of Incorporation, as amended, including, without limitation, by Certificates of Designation, and Bylaws and (ii) not in conflict with any contractual or other restrictions which are binding on the Company.

We have also necessarily assumed in connection with the opinions expressed below that, at the time of the issuance of the Shares upon the conversion of the Preferred Stock, the issuance of the Dividend Shares, or the exercise of the Warrants, the Company will have a sufficient number of authorized shares of common stock under the Company's Certificate of Incorporation that will be unissued and not otherwise reserved for issuance.

Relying on the foregoing, and without further inquiry on our part, we are of the opinion that the Shares, including Shares issuable upon conversion of the Preferred Stock, Dividend Shares or Shares underlying Warrants, to be sold as described in the Registration Statement have been duly authorized.  The Shares, other than Shares issuable upon conversion of the Preferred Stock, the Dividend Shares and Shares underlying Warrants, are legally and validly issued, fully paid and non-assessable, and the Shares issuable upon conversion of the Preferred Stock, the Dividend Shares and the Shares underlying Warrants, when issued and paid for in accordance with the terms of the Certificate of Designation or the Warrants, as the case may be, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,